Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors

RC2 Corporation:

We consent to the use of our reports dated February 29, 2008, with respect to the consolidated balance sheets of RC2 Corporation and subsidiaries (the Company) as of December 31, 2006 and 2007, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of RC2 Corporation and to the reference to our firm under the heading "Experts" in the prospectus.

As described in Note 2 to the consolidated financial statements, the Company adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109," effective January 1, 2007.

/s/ KPMG LLP

Chicago, Illinois
December 11, 2008